Exhibit 10.12

Strident Superholding, Inc.

2012 Equity Incentive Plan

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

EXAMPLE ONLY

THIS NONQUALIFIED STOCK OPTION AWARD AGREEMENT (the “Award Agreement”), is made effective as of DATE, (the “Date of Grant”) by and between Strident Superholding, Inc. (f/k/a Husky-C&W Superholdings, Inc.), a Delaware corporation (the “Company”), and EXAMPLE ONLY (the “Participant”).

RECITALS

WHEREAS, the Company has adopted the Strident Superholding, Inc. 2012 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference and made a part of this Award Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

AGREEMENT

1.                                      Grant of the Option. The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of NUMBER (#) Shares (the “Option”), subject to adjustment as set forth in the Plan. ONE HALF (#) Shares subject to the Option shall vest based upon the passage of time (the “Time Award”) and ONE HALF (#) Shares subject to the Option shall vest based upon achievement of performance goals specified herein (the “Performance Award”), in each case, in accordance with Section 3. The Option is intended to be a Nonqualified Stock Option.

2.                                      Option Price. The Option Price of the Shares subject to the Option shall be $FMV per Share.

3.                                      Vesting and Forfeiture.

(a)                                 Time Award. The Time Award shall vest in equal installments on each of the first, second, third, fourth and fifth anniversaries of the Date of Grant, such that twenty percent (20%) of the Shares subject to the Time Award shall vest on each such anniversary, subject to the Participant’s continued Service through each applicable vesting date.

(b)                                 Performance Award. The Performance Award shall vest as set forth below, subject to the Participant’s continued Service on each such vesting date:

(i)                                     Prior to an initial Public Offering:

Stock Option Award Agreement	«First_Name» «Last_Name»
Exhibit B

(1)                                 Twenty-five percent (25%) of the Performance Award (the “First Tranche”) shall vest on the date on which the Advent Investors receive Cumulative Cash Proceeds equal to at least two (2) times the Advent Investment;

(2)                                 Twenty-five percent (25%) of the Performance Award (the “Second Tranche”) plus any remaining outstanding and unvested portion of the First Tranche shall vest on the date on which the Advent Investors receive Cumulative Cash Proceeds equal to at least two and one quarter (2.25) times the Advent Investment;

(3)                                 Twenty-five percent (25%) of the Performance Award (the “Third Tranche”) plus any remaining outstanding and unvested portion of the First Tranche and the Second Tranche shall vest on the date on which the Advent Investors receive Cumulative Cash Proceeds equal to at least two and one half (2.50) times the Advent Investment; and

(4)                                 Twenty-five percent (25%) of the Performance Award (the “Fourth Tranche”) plus any remaining outstanding and unvested portion of the First Tranche, the Second Tranche and the Third Tranche shall vest on the date on which the Advent Investors receive Cumulative Cash Proceeds equal to at least two and three quarters (2.75) times the Advent Investment.

(ii)                                  Following an initial Public Offering, the First Tranche, Second Tranche, Third Tranche and Fourth Tranche shall vest if and to the extent that the Average Share Price implies a Company equity value (as determined by the Board in good faith) that satisfies the applicable Advent Investment threshold set forth in subsections (b)(i)(1) through (b)(i)(4) above.

(c)                                  Change of Control.

(i)                                     The Time Award shall, to the extent not then vested or forfeited, become immediately fully vested upon the occurrence of a Change of Control, subject to the Participant’s continued Service through the date of the Change of Control.

(ii)                                  To the extent not otherwise assumed, substituted or accelerated pursuant to Section 12.2 of the Plan, upon the occurrence of a Change of Control and subject to the Participant’s continued Service through the date of the Change of Control, vesting of the Performance Award shall be determined as of the date of the consummation of the Change of Control and any portion of the Performance Award which remains unvested following such determination shall be forfeited immediately without consideration.

(d)                                 Vested Option. At any time, the portion of the Option which has become vested as described in this Section 3 is hereinafter referred to as the “Vested Portion”. The Vested Portion of the Option shall remain exercisable for the period set forth in Section 4 hereof.

(e)                                  Service Termination. Any unvested portion of the Option shall be forfeited immediately without consideration upon the termination of the Participant’s Service for any reason. In the event the Participant’s Service is terminated for Cause, the Vested Portion of the Option shall also be forfeited immediately without consideration upon such termination.

EXAMPLE

4.                                      Period of Exercise. Subject to the provisions of the Plan and this Award Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(a)                                 the tenth (10th) anniversary of the Date of Grant;

(b)                                 the date that is ninety (90) days following termination of the Participant’s Service for any reason other than death, Permanent Disability or Cause;

(c)                                  the date that is twelve (12) months following termination of the Participant’s Service due to death or Permanent Disability; and

(d)                                 the date of termination of the Participant’s Service for Cause.

5.                                   Method of Exercise.

(a)                                 The Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise in the form attached hereto as Exhibit A (such notice, a “Notice of Exercise”); provided, that the Option may be exercised with respect to whole Shares only. To the extent applicable, such Notice of Exercise shall be accompanied by payment in full of the aggregate Option Price for the Shares to be exercised (plus payment of the applicable tax withholding) and a joinder to the Shareholders’ Agreement in a form provided by the Company pursuant to which the Participant agrees to be bound to the terms and conditions of the Shareholders’ Agreement. The aggregate Option Price may be paid (i) in cash, (ii) its equivalent (e.g., by cashiers’ check), (iii) by reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of Shares having a Fair Market Value equal to the Option Price, or (iv) any other form of payment permitted by the Committee in accordance with Section 6.5 of the Plan. Neither the Participant nor the Participant’s representative shall have any rights to dividends, voting rights or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given a Notice of Exercise of the Option, paid in full for such Shares (plus payment of the applicable tax withholding), been issued certificates in the Participant’s name representing such Shares and, if applicable, satisfied any other conditions imposed by the Committee pursuant to the Plan.

(b)                                 Notwithstanding any other provision of this Award Agreement to the contrary, the Option may not be exercised prior to: (A) the Participant making or entering into any such written representations, warranties and agreements as the Committee may request in order to comply with applicable securities laws or with this Award Agreement; and (B) the completion of any registration or qualification of the Option or the Shares under applicable securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(c)                                  Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares.

(d)                                 In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable during the period set forth in Section 4 hereof by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this

Award Agreement shall pass by will or by the laws of descent and distribution as the case may be. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions of this Award Agreement and the Plan.

6.                                      No Right to Continued Service. The granting of the Option evidenced hereby and this Award Agreement shall impose no obligation on the Company or any Subsidiary or Affiliate to continue the Service of the Participant and shall not lessen or affect any right that the Company or any Subsidiary or Affiliate may have to terminate the Service of the Participant.

7.                                      Shares Not Registered. Shares shall not be issued pursuant to this Award Agreement unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including, without limitation, the Securities Act, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares or any Awards under this Award Agreement, and accordingly any certificates for Shares or documents granting Awards may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company deems it necessary to ensure that the issuance of Shares under this Award Agreement is not required to be registered under any applicable securities laws, the Participant shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company reasonably requires.

8.                                      Transferability. Unless otherwise determined by the Committee, the Participant shall not be permitted to transfer or assign the Option except in the event of death and in accordance with Section 14.5 of the Plan.

9.                                      Adjustment of Option. Adjustments to the Option (or any of the Shares underlying the Option) shall be made in accordance with the terms of the Plan.

10.                               Certain Defined Terms. For purposes of this Award Agreement:

(a)                                 “Advent Investment” means the sum of (i) $287,692,829.08 plus (ii) the dollar value of any cash or other consideration contributed or invested in the Company or any of its Subsidiaries by any Advent Investors or any affiliated investment vehicles of the Advent Investors following the Closing Date and prior to the consummation of a Change of Control, but only to the extent that any such subsequent contribution or investment shall have been made in good faith, for a bona fide business purpose and not with the intent of reducing the likelihood of the vesting of any Performance Awards under this Award Agreement and similar award agreements.

(b)                                 “Advent Investors” means Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership, Advent International GPE VI-E Limited Partnership, Advent International GPE VI-F Limited Partnership, Advent International GPE VI-G Limited Partnership, Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership, Advent Partners GPE VI-A Limited Partnership, Advent Partners GPE VI-A 2010 Limited Partnership and any other investment vehicles managed by Advent International Corporation.

(c)                                  “Average Share Price” means the volume weighted average price per Share for a completed fiscal quarter of the Company, determined as of the end of such fiscal quarter; provided, however, that upon the consummation of a Change of Control, the Average Share Price shall be deemed to equal the price per Share received by the shareholders of the Company in connection with such Change of Control transaction.

(d)                                 “Closing Date” means July 26, 2012.

(e)                                  “Cumulative Cash Proceeds” means (i) cumulative cash proceeds, (ii) the fair market value (as determined by the Board in good faith) of liquid securities that are freely transferrable on an established securities market, and (iii) solely for purposes of determining vesting of the Performance Award pursuant to Section 3(c)(ii) above, the fair market value (as determined by a nationally recognized third party appraisal firm selected by the Board in its sole discretion) of any other consideration paid in connection with the applicable Change of Control, in each case, actually received by the Advent Investors (A) as consideration for the sale or other disposition of their Shares (net of unreimbursed Sales Costs) and (B) as cash dividends with respect to such Shares; provided, however, that Cumulative Cash Proceeds shall not include any advisory fees, or any expense reimbursement, received by any Advent Investor or any of their Affiliates. For the avoidance of doubt, “Cumulative Cash Proceeds” shall not include the value of any retained securities upon an initial public offering of the Company or its Affiliate.

(f)                                   “Permanent Disability” means a permanent disability within the meaning of Section 22(e)(3) of the Code; provided, that, if a Participant has an employment agreement with the Company or any Subsidiary or Affiliate that includes a definition of “Permanent Disability” or an equivalent term, “Permanent Disability” shall be determined in accordance with the definition in the employment agreement, if any.

(g)                                  “Public Offering” shall have the meaning set forth in the Shareholders’ Agreement.

(h)                                 “Sales Costs” means any costs or expenses (including legal or other advisor costs), fees (including investment banking fees), commissions or discounts payable directly by the Advent Investors or any of their Affiliates (and not indirectly by the Company) in connection with, arising out of or relating to any sale or other disposition of their Shares (including in connection with the negotiation, preparation and execution of any transaction documentation with respect to such sale or other disposition).

11.                               Restrictive Covenants. In consideration of the Option granted herein, to the extent the Participant is not a party to any employment agreement with the Company or any of its Subsidiaries with similar restrictive covenants, the Participant agrees to be bound by the provisions set forth on Exhibit B attached hereto.

12.                               Withholding. The Company shall have the power and the right to deduct or withhold automatically from any payment or Shares deliverable under this Award Agreement, or require the Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement. With respect to required withholding, the Participant may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

13.                               Notices. Any notification required by the terms of this Award Agreement shall be given in writing and shall be deemed effective upon personal delivery, overnight delivery by a nationally recognized carrier or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: President, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

14.                               Entire Agreement. This Award Agreement, including any exhibits attached hereto, and the Plan constitute the entire agreement and understanding among the parties hereto with regard to the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements, representations and understandings, whether oral or written and whether express or implied, and whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof.

15.                               Amendment; Waiver. No amendment or modification of any provision of this Award Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify the Award Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Award Agreement. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

16.                               Successors and Assigns; No Third Party Beneficiaries. The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, and the Participant’s heirs, successors, legal representatives and permitted assigns. Nothing in this Award Agreement, express or implied, is intended to confer on any person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Award Agreement.

17.                               Choice of Law. This Award Agreement, and all claims or causes of action or other matters that may be based upon, arise out of or relate to this Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation thereof to the substantive laws of another jurisdiction.

18.                               Option Subject to Plan. By entering into this Award Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

19.                               Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20.                               Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Option (or any Shares underlying the Option) pursuant to the provisions of this Award Agreement or to comply with applicable laws.

21.                               Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date initially set forth above.

STRIDENT SUPERHOLDING, INC.
(f/k/a HUSKY-C&W SUPERHOLDINGS, INC.)

EXAMPLE

Agreed and acknowledged as

of the date initially set forth above:

EXAMPLE ONLY